                                                                    EXHIBIT 10.1




                                   $10,000,000

                              TERM LOAN AGREEMENT

                           DATED AS OF APRIL 24, 2000

                                     AMONG

                           ARV ASSISTED LIVING, INC.

                                  AS BORROWER

                                       AND

                          LFSRI II ASSISTED LIVING LLC

                                   AS LENDER












                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119

Article I             Definitions, Interpretation And Accounting Terms.................................     1

         Section 1.1.    Defined Terms.................................................................     1

         Section 1.2.    Computation of Time Periods...................................................    13

         Section 1.3.    Accounting Terms and Principles...............................................    13

         Section 1.4.    Certain Terms.................................................................    13

Article II            The Term Loan Facility...........................................................    14

         Section 2.1.    The Term Loan Commitment......................................................    14

         Section 2.2.    Borrowing Procedures..........................................................    14

         Section 2.3.    Repayment of Term Loan, Extension of Maturity Date............................    14

         Section 2.4.    Evidence of Debt..............................................................    14

         Section 2.5.    Optional Prepayments..........................................................    15

         Section 2.6.    Mandatory Prepayments.........................................................    15

         Section 2.7.    Reduction of Commitment; Extension of Commitment

                             Termination Date..........................................................    16

         Section 2.8.    Interest......................................................................    16

         Section 2.10.   Payments and Computations.....................................................    17

         Section 2.11.   Special Provisions Governing Term Loans.......................................    17

         Section 2.12.   Taxes.........................................................................    18

Article III           Conditions To Term Loans.........................................................    18

         Section 3.1.    Conditions Precedent to Initial Loans.........................................    18

         Section 3.2.    Conditions Precedent to Each Term Loan........................................    20

Article IV            Representations and Warranties...................................................    20

         Section 4.1.    Corporate Existence; Compliance with Law......................................    20

         Section 4.2.    Corporate Power; Authorization; Enforceable Obligations.......................    21

         Section 4.3.    Ownership of Borrower; Subsidiaries...........................................    21

         Section 4.4.    Financial Statements..........................................................    22

         Section 4.5.    Material Adverse Change.......................................................    22

         Section 4.6.    Solvency......................................................................    22

         Section 4.7.    Litigation....................................................................    22

         Section 4.8.    Taxes.........................................................................    22

         Section 4.9.    Full Disclosure...............................................................    23

         Section 4.10.   Margin Regulations............................................................    23

         Section 4.11.   No Burdensome Restrictions; No Defaults.......................................    23

         Section 4.12.   Investment Company Act; Public Utility Holding Company Act....................    24

         Section 4.13.   Use of Proceeds...............................................................    24

         Section 4.14.   Insurance.....................................................................    24

         Section 4.15.   Labor Matters.................................................................    24

         Section 4.16.   ERISA.........................................................................    25

         Section 4.17.   Environmental Matters.........................................................    25

         Section 4.18.   Intellectual Property.........................................................    26

         Section 4.19.   Properties....................................................................    26

         Section 4.20.   Ranking.......................................................................    27

Article V             Reporting Covenants..............................................................    27

         Section 5.1.    Financial Statements..........................................................    27

         Section 5.2.    Default Notices...............................................................    28

         Section 5.3.    Litigation....................................................................    28

         Section 5.4.    SEC Filings; Press Releases...................................................    28

         Section 5.5.    Labor Relations...............................................................    29

         Section 5.6.    Tax Returns...................................................................    29

         Section 5.7.    ERISA Matters.................................................................    29

         Section 5.8.    Environmental Matters.........................................................    29

         Section 5.9.    Other Information.............................................................    30

Article VI            Affirmative Covenants............................................................    30

         Section 6.1.    Preservation of Corporate Existence, Etc......................................    30

         Section 6.2.    Compliance with Laws, Etc.....................................................    30

         Section 6.3.    Conduct of Business...........................................................    31

         Section 6.4.    Payment of Taxes, Etc.........................................................    31

         Section 6.5.    Maintenance of Insurance......................................................    31

         Section 6.6.    Access........................................................................    31

         Section 6.7.    Keeping of Books..............................................................    31

         Section 6.8.    Maintenance of Properties, Etc................................................    31

         Section 6.9.    Application of Proceeds.......................................................    32

         Section 6.10.   Environmental.................................................................    32

Article VII           Negative Covenants...............................................................    32

         Section 7.1.    Indebtedness..................................................................    32

         Section 7.2.    Limitation on Liens...........................................................    33

         Section 7.3.    Limitation on Restricted Payments.............................................    34

         Section 7.4.    Limitation on Transactions with Affiliates....................................    34

         Section 7.5.    Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.    34

         Section 7.6.    Limitation on Issuance of Preferred Stock by Subsidiaries.....................    35

         Section 7.7.    Waiver of Stay, Extension or Usury Laws.......................................    35

         Section 7.8.    Limitation on Investments, Loans and Advances.................................    35

         Section 7.9.    Certain Changes...............................................................    35

         Section 7.10.   Compliance with ERISA.........................................................    35

         Section 7.11.   Environmental.................................................................    35

Article VIII          Events of Default................................................................    36

         Section 8.1.    Events of Default.............................................................    36

         Section 8.2.    Remedies......................................................................    37

         Section 8.3.    Rescission....................................................................    38

Article IX            Miscellaneous....................................................................    38

         Section 9.1.    Amendments, Waivers, Etc......................................................    38

         Section 9.2.    Assignments and Participations................................................    38

         Section 9.3.    Costs and Expenses............................................................    38

         Section 9.4.    Indemnities...................................................................    39

         Section 9.5.    Right of Set-off..............................................................    39

         Section 9.6.    Notices, Etc..................................................................    40

         Section 9.7.    Binding Effect................................................................    41

         Section 9.8.    Governing Law.................................................................    41

         Section 9.9.    Submission to Jurisdiction; Service of Process................................    41

         Section 9.10.   Waiver of Jury Trial..........................................................    42

         Section 9.11.   Marshaling; Payments Set Aside................................................    42

         Section 9.12.   Section Titles................................................................    42

         Section 9.13.   Execution in Counterparts.....................................................    42

         Section 9.14.   Entire Agreement..............................................................    42

         Section 9.15.   Confidentiality...............................................................    42

SCHEDULES
Schedule 4.2      -        Consents
Schedule 4.3      -        Options, Warrants; Ownership of Subsidiaries
Schedule 4.11     -        Defaults
Schedule 4.15     -        Labor Matters
Schedule 4.16     -        List of Plans
Schedule 4.17     -        Environmental Matters
Schedule 7.1      -        Existing Indebtedness
Schedule 7.2      -        Liens
Schedule 7.8      -        Existing Obligations and Investments

EXHIBITS
Exhibit A         -        Form of Term Note
Exhibit B         -        Form of Legal Opinion
Exhibit C         -        Form of Warrant
Exhibit D                  Form of Payment Direction Letter

TERM LOAN AGREEMENT, dated as of April 24, 2000, among ARV Assisted Living, Inc., a Delaware corporation (the "Borrower"), and LFSRI II Assisted Living, LLC, a Delaware limited liability company (the "Lender").

                              W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender make available term loans for the purposes specified in this Agreement; and

WHEREAS, the Lender is willing to make available to the Borrower such term loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

                  SECTION 1.1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Term Loan Agreement as amended, supplemented or otherwise modified from time to time.

"Applicable Margin" means 10% per annum.

"Asset Sale" has the meaning specified in clause (a) of the definition of "Net Cash Proceeds."

"Borrowing" means Term Loans made on the same day by the Lender. "Borrowing Extension Fee" means an amount equal to 0.5% of the aggregate unutilized Commitment extended by the Borrower in accordance with Section 2.7(a).

"Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which federally insured depository institutions in New York City or California are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

"Capital Lease" means, with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

"Capital Lease Obligations" means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

"Cash Equivalents" means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) which, at the time of acquisition, are rated at least "A-1" by Standard & Poor's Rating Services ("S&P") or "P-1" by Moody's Investors Services, Inc. ("Moody's"), (c) commercial paper of an issuer rated at least "A-1" by S&P or "P-1" by Moody's, and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (c) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least "A-1" by S&P or "P-1" by Moody's; provided, however, that the maturities of all obligations of the type specified in clauses (a) through (c) above shall not exceed 180 days.

"Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding Voting Stock of the Borrower, excluding however any such Change of Control where the Lender's open market purchases of the outstanding Voting Stock of the Borrower are the immediate cause of the Change of Control; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (d) the sale, transfer, conveyance or disposal of all or substantially all the assets, property or business of the Borrower; or (e) the Borrower shall enter into any merger, consolidation or amalgamation other than any such merger, consolidation or amalgamation permitted pursuant to Section 7.9.

"Closing Date" means April 24, 2000.

"Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

"Commitment" means the Commitment of the Lender to make Term Loans to the Borrower in the aggregate principal amount not to exceed $10,000,000, subject to reduction as provided in Section 2.7(b).

"Commitment Fee" has the meaning specified in Section 2.9(a).

"Commitment Termination Date" means the Initial Commitment Termination Date unless the Commitment Termination Date is extended in accordance with Section 2.7(a), in which event "Commitment Termination Date" means the 90th day following the Initial Commitment Termination Date.

"Compliance Certificate" has the meaning specified in Section 5.1(h).

"Constituent Documents" means, with respect to any Person, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such Person, (ii) the by-laws (or the equivalent governing documents) of such Person and (iii) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person's Stock.

"Contaminant" means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls, but excludes any medical products or devices customarily used in the operation of senior housing facilities to the extent such products or devices are used in compliance with all Requirements of Law.

"Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

"Debt Issuance" means the incurrence of Indebtedness of the type specified in clause (a) and (b) of the definition of "Indebtedness" by the Borrower or any of its Subsidiaries.

"Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

"Determination Date" means with respect to any Interest Period, the date which is two (2) Eurodollar Business Days before the commencement of such Interest Period. "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than upon the occurrence of a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Maturity Date.
"Dollars" and the sign "$" each mean the lawful money of the United States of America.

"Environmental Laws" means all applicable Requirements of Law now or hereafter in effect, as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

"Environmental Liabilities and Costs" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, which relate to any environmental, health or safety condition or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

"ERISA Event" means (i) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV
Plan or a Multiemployer Plan; (ii) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) notice of reorganization or insolvency of a Multiemployer Plan; (v) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (vi) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vii) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (viii) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate; or (ix) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

"Eurodollar Business Day" means a Business Day on which banks in the City of London, England are open for interbank or foreign exchange transactions.

"Event of Default" has the meaning specified in Section 8.1.

"Existing Indebtedness" has the meaning specified in Section 7.1(d).

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

"Financial Statements" means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 4.4 and 5.1.

"Fiscal Quarter" means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

"Fiscal Year" means the twelve-month period ending on December 31.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (v) to supply funds to or in any other manner invest in such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered). The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

"Hedging Contracts" means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

"Indebtedness" of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or which bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers' acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables and accruals for expenses incurred in the ordinary course of business and obligations for post-retirement benefits, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property but excluding consignments to the extent that such Person's only obligation with respect to unused consigned property is the return of such property to the consignor), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and
(j) all Indebtedness of the type referred to above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Indemnified Party" has the meaning specified in Section 9.4.

"Indenture" means the Indenture dated as of April 3, 1996 between the Borrower and The Chase Manhattan Bank N.A., as Trustee providing for the issuance of 6 3/4% Convertible Subordinated Notes Due 2006.

"Initial Commitment Termination Date" means July 24, 2000.

"Initial Maturity Date" means April 24, 2002.

"Interest Period" means, in connection with the calculation of interest payable on any Payment Date, the period from and including the immediately preceding Payment Date to but excluding such Payment Date; provided, however, that the first Interest Period shall be the period from and including the Closing Date to but excluding May 15, 2000.

"Interest Rate Contracts" means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

"Investment" means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

"IRS" means the Internal Revenue Service of the United States or any successor thereto.

"Leases" means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

"Lender" has the meaning specified in the preamble to this Agreement.

"LIBOR Rate" means with respect to each Interest Period, the rate (expressed as a percentage per annum, rounded to the nearest 100th) for deposits in U.S. dollars for a one-month period that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London, England time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London, England time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, the Lender shall request the principal London, England office of any four major reference banks in the London interbank market selected by the Lender to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. Dollars for a one-month period as of 11:00 a.m., London, England time, on such Determination Date for amounts of not less than One Million U.S. Dollars (U.S. $1,000,000.00). If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Lender shall request any three major banks in New York City selected by the Lender to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. Dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than One Million U.S. Dollars (U.S. $1,000,000.00). If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two rates are so provided, then LIBOR for the applicable Interest Period shall be LIBOR that was in effect for the next preceding Interest Period.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

"Loan Documents" means, collectively, this Agreement, the Note, the Warrant Documents, the Second Amendment to Rights Agreement and each certificate, agreement or document executed by the Borrower and delivered to the Lender in connection with or pursuant to any of the foregoing.

"Material Adverse Change" means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations, assets, liabilities (contingent or otherwise) or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Borrower to repay the Obligations or perform its obligations under the Loan Documents, or (d) the rights and remedies of the Lender under the Loan Documents.

"Material Adverse Effect" means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

"Maturity Date" means the Initial Maturity Date, unless the Maturity Date is extended in accordance with Section 2.3(b), in which event the Maturity Date means the third anniversary of the Closing Date.

"Maturity Date Extension Fee" means an amount equal to 2.50% of the aggregate principal amount of the Term Loans outstanding on the Initial Maturity Date.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

"Net Cash Proceeds" means (a) proceeds received by the Borrower after the Closing Date in cash or Cash Equivalents from any sale, lease, transfer or other disposition of any of its assets (an "Asset Sale"), net of (x) the reasonable cash costs of sale, assignment or other disposition, (y) taxes paid or payable as a result thereof and (z) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale; provided, however, that the evidence of each of (x), (y) and (z) are provided to the Lender in form and substance satisfactory to it; (b) proceeds of property insurance on account of the loss of or damage to any such assets or property, and payments of compensation for any such assets or property taken by condemnation or eminent domain, to the extent that within 360 days after the receipt thereof, replacement or repair of such asset or property has not commenced or, in the event that at any time such replacement or repair is abandoned or otherwise discontinued or is not diligently pursued, the remaining award or proceeds, as the case may be, net of taxes paid or payable as a result thereof evidence of which is provided to the Lender, shall constitute Net Cash Proceeds at such time; and (c) proceeds received after the Closing Date by the Borrower in cash or Cash Equivalents from any Debt Issuance under Section 7.1, in each case net of brokers' and advisors' fees and other costs incurred in connection with such transaction; provided, however, that evidence of such costs is provided to the Lender.

"Non-Recourse Indebtedness" means Indebtedness as to which (a) neither the Borrower nor any of its Subsidiaries (i) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or
(ii) is directly or indirectly liable (except for any such liability if and to the extent customarily included in non-recourse real estate loan documentation entered into by the Borrower and its Subsidiaries in the ordinary course of business) and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Non-Recourse Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"Non-Recourse Subsidiary" means a Subsidiary of the Borrower (a) whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness and (b) which has no Indebtedness other than Non-Recourse Indebtedness and (c) the Investment in such Subsidiary is permitted hereunder.

"Note" means the promissory note of the Borrower payable to the order of the Lender in a principal amount equal to $10,000,000.

"Obligations" means the Term Loans and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender, any Affiliate of the Lender or any Indemnitee, of every type and description, present or future, arising under this Agreement or under any other Loan Document, by reason of an extension of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money. The term "Obligations" includes all fees and all interest, charges, expenses, fees, attorneys' fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document, but excludes any obligations under the promissory note of the Borrower to the Lender dated October 1, 1999 in the principal amount of $1,500,000 and delivered pursuant to the terms of the Settlement Agreement.

"Payment Date" means the 15th day of each calendar month or if in any calendar month the 15th day is not a Business Day, the Payment Date for such month shall be the first Business Day immediately preceding such day.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

"Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or Section 412(n) of the Code or by ERISA, any Environmental Lien, and any such Lien expressly prohibited by any applicable terms of any of the Loan Documents): (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 6.4; (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) any attachment or judgment Lien not constituting an Event of Default under Section 8.1; (v) leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or resulting in a material diminution in the value of the assets of the Borrower and its Subsidiaries taken as a whole; (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or result in a material diminution in value of the assets of the Borrower and its Subsidiaries taken as a whole; (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease; (viii) Liens arising from filing Uniform Commercial Code financing statements relating solely to leases not prohibited by this Agreement; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries; and (xii) licenses of intellectual property (including, but not limited to, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises and authorizations) granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

"Preferred Stock" means, with respect to any Person, capital stock that has preferential rights to any other capital stock of such Person with respect to dividends, redemptions or upon liquidations.

"Release" means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

"Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment,
(b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Requirement of Law" means, with respect to any Person, all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including ERISA, labor and benefit laws and Environmental Laws.

"Responsible Officer" means, with respect to any Person, any of the principal executive officers, including chief financial officer, treasurer and controller of such Person, but in any event, with respect to financial matters generally or
Section 5.1, the chief financial officer of such Person.

"Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Capital Stock) or a dividend or distribution payable solely to the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any Subsidiary now or hereafter outstanding other than one payable solely in other Stock or Stock Equivalents of such Person (other than Disqualified Capital Stock) or solely to the Borrower, or (c) any payment or prepayment of principal or premium (if any), fees on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness of the Borrower or any Subsidiary which is subordinate or junior in right of payment to the Term Loans, other than one payable solely in Stock or Stock Equivalents of such Person (other than Disqualified Capital Stock).

"Rights Agreement" means the Rights Agreement dated as of May 14, 1998 between the Borrower and ChaseMellon Shareholder Services, LLC, as amended.

"Second Amendment to Rights Agreement" means the Second Amendment to Rights Agreement dated as of April 24, 2000.

"Security" means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

"Settlement Agreement" means the Settlement Agreement dated as of September 29, 1999 among the Borrower, the Lender and the other parties named therein. "Solvent" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

"Stock Equivalent" means any security convertible into or exchangeable for Stock and any warrant, option or other right to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which (i) an aggregate of 50% or more of the outstanding Voting Stock or interest in participation rights in profits or capital contribution is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person or (ii) any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

"Tax Affiliate" means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

"Taxes" has the meaning specified in Section 2.12(a).

"Tax Returns" has the meaning specified in Section 4.8

"Telerate Page 3750" means the display designated as "Page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Banker's Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for the U.S. Dollar deposits).

"Term Loans" has the meaning specified in Section 2.1

"Title IV Plan" means a pension plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

"Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) and, in the case of any partnership, any interest of a general partner.

"Warrants" shall mean the warrant to purchase from the Borrower 750,000 shares of common stock of ARV Assisted Living, Inc. in the form set forth on Exhibit C and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of common stock of the Borrower for which they may be exercised.

"Warrant Documents" means, collectively, the Warrants, and each certificate, agreement or document executed by the Borrower in connection with or pursuant to any of the foregoing.

"Withdrawal Liability" means, with respect to the Borrower at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

                  SECTION 1.2. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

                  SECTION 1.3. ACCOUNTING TERMS AND PRINCIPLES. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

                  SECTION 1.4.      CERTAIN TERMS.

                  (a) The words "herein," "hereof" and "hereunder" and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

                  (b) References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

                  (c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Lender is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

                  (d) References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

                  (e) The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

                  (f) The term "Lender" includes its successors, assigns and transferees.

                                   ARTICLE II

                             THE TERM LOAN FACILITY

                  SECTION 2.1. THE TERM LOAN COMMITMENT.

On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make available to the Borrower from time to time during the period from the Closing Date to the Commitment Termination Date each term loan (each, a "Term Loan" and collectively, the "Term Loans"), requested by the Borrower in accordance with Section 2.2. All Term Loans made hereunder shall not exceed at any time outstanding the Lender's Commitment. Amounts repaid or prepaid may not be reborrowed under this Agreement.

                  SECTION 2.2.      BORROWING PROCEDURES.

                  (a) Except for the Borrowing made on the Closing Date, each Borrowing shall be made on notice given by the Borrower to the Lender not later than 11:00 A.M. (New York City time) three Business Days prior to the proposed date of such Borrowing. Each such notice shall be in writing identified as a borrowing notice hereunder and specifying (A) the proposed date of such Borrowing and (B) the aggregate amount of such Borrowing. Each Borrowing shall be made in an aggregate amount of not less than $1,000,000 and in increments of $1,000,000 with a minimum initial aggregate amount of not less than $5,000,000 on the Closing Date. No Borrowing may be made after the Commitment Termination Date.

                  (b) On the date of any proposed Borrowing, subject to the fulfillment of the applicable conditions set forth in Sections 3.1 and 3.2, the Lender will make available, in immediately available funds, the Term Loans for such Borrowing to the Borrower.

                  SECTION 2.3. REPAYMENT OF TERM LOAN, EXTENSION OF MATURITY
DATE.

                  (a) The Borrower shall repay the entire outstanding principal amount of the Term Loans, together with any accrued and unpaid interest thereon, on the Maturity Date.

                  (b) So long as no Default shall have occurred, the Borrower may, by prior written notice to the Lender not later than 10 Business Days prior to the Initial Maturity Date extend the Maturity Date to the third anniversary of the Closing Date, provided that the Borrower shall, if it makes such election, pay the Maturity Date Extension Fee on the Initial Maturity Date to the Lender.

                  SECTION 2.4. EVIDENCE OF DEBT. The Term Loans shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount and payable to the order of the Lender. The Lender is authorized to record the date and amount of each Term Loan made by the Lender on the schedule annexed thereto and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error; provided that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under the Note.

                  SECTION 2.5.      OPTIONAL PREPAYMENTS.

                  (a) At any time to but excluding the Initial Maturity Date, the Borrower may, upon at least ten Business Days' prior notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid; provided, however, that on the date of such prepayment the Borrower shall pay to the Lender an amount calculated to compensate the Lender on the same basis as if the prepaid amount of the Term Loan was outstanding through the Initial Maturity Date and bearing interest from the date of prepayment to the Initial Maturity Date at a rate of 10% per annum. If the Borrower has exercised its right to extend the Maturity Date to the third anniversary of the Closing Date under Section 2.3(b), it may at any time after the Initial Maturity Date, upon at least 10 Business Days' prior notice to the Lender, prepay in full or in part, without any premium or penalty (other than amounts owing pursuant to Section 2.11(b)), the Term Loans. Any prepayment shall be made ratably in respect of the Term Loans. The Borrower shall also pay any amounts owing pursuant to Section 2.11(b) as a result of exercising any of its rights under this Section 2.5. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

                  (b) The Borrower shall have no right to optionally prepay the principal amount of any Term Loan other than as provided in this Section 2.5. Amounts of any Term Loan prepaid, may not be reborrowed.

                  SECTION 2.6.      MANDATORY PREPAYMENTS.

                  (a) Upon any Change of Control, the Borrower shall make a mandatory prepayment in an amount equal to the aggregate principal amount of all Term Loans then outstanding, together with, all accrued but unpaid interest thereon and all applicable breakage costs owing under Section 2.11(b). In the event the Borrower is required to make such mandatory prepayment prior to the Initial Maturity Date, there shall also be due and owing to the Lender on the date of any such mandatory prepayment an amount calculated to compensate the Lender on the same basis as if the prepaid amount of the Term Loan was outstanding through the Initial Maturity Date and bearing interest from the date of prepayment until the Initial Maturity Date at a rate of 10% per annum; provided, however, that no such amount shall be required to be paid if the Change of Control is caused solely by the Lender selling the issued and outstanding Voting Stock of the Borrower owned by the Lender in a transaction where Lender is the only seller of Voting Stock of the Borrower to the purchaser of such Voting Stock of Borrower.

                  (b) Any prepayments made by the Borrower required to be applied in accordance with this Section 2.6 shall be applied to the outstanding principal balance of the Term Loans ratably. Amounts of any Term Loan prepaid may not be reborrowed.

                  SECTION 2.7. REDUCTION OF COMMITMENT; EXTENSION OF COMMITMENT TERMINATION DATE.

                  (a) The Borrower may, upon notice to the Lender at least 10 Business Days prior to the Initial Commitment Termination Date, extend the Commitment Termination Date for all or any portion of the Commitment which has not been borrowed as of the Initial Commitment Termination Date to a date that is 90 days following the Initial Commitment Termination Date, provided that the Borrower shall pay to the Lender the Borrowing Extension Fee on the Initial Commitment Termination Date and provided further that the portion of the Commitment so extended equals or exceeds $1,000,000 and is in increments of $1,000,000. Such notice shall set forth (i) the date of such extension and (ii) the amount of the unutilized Commitment that shall be extended. Any unutilized Commitment not extended shall terminate on the Initial Commitment Termination Date.

                  (b) The Borrower may without penalty cancel the unutilized Commitment, in whole or in part upon not less than 10 Business Days' prior notice to the Lender or upon the extension of the Commitment Termination Date provided that the unutilized Commitment not subject to such cancellation, if any, shall be in increments of $1,000,000. Any unutilized Commitment shall terminate on the Commitment Termination Date.

                  SECTION 2.8.      INTEREST.

                  (a) Rate of Interest. All Term Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Term Loans, on the unpaid principal amount thereof from and including the date such Term Loans are made and, in the case of such other Obligations, from and including the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in Section 2.8(c), at a rate per annum equal to the sum of (I) the LIBOR Rate determined for the applicable Interest Period, plus (II) the Applicable Margin.

                  (b) Interest Payments. Interest accrued on each Term Loan during any Interest Period shall be payable on the Payment Date relating to such Interest Period and if not previously paid in full, on the Maturity Date. Interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

                  (c) Default Interest. Notwithstanding the rates of interest specified in Section 2.8(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Term Loans and the amount of all other Obligations shall bear interest at a rate which is five percent per annum in excess of the rate of interest applicable to such Obligations from time to time.

                  SECTION 2.9.      COMMITMENT FEES.

The Borrower agrees to pay to the Lender a commitment fee in an amount equal to $200,000 on the Closing Date. Such fee shall be fully earned when paid and not refundable.
                  SECTION 2.10.     PAYMENTS AND COMPUTATIONS.

                  (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Lender in immediately available funds without set-off or counterclaim. Payments received by the Lender after 11:00 A.M. (New York City time) shall be deemed to be received on the next Business Day.

                  (b) All computations of interest and of fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be, unless otherwise provided in the definition of Payment Date.

                  (d) All payments and any other amounts received by the Lender from or for the benefit of the Borrower shall be applied first, to pay all Obligations then due and payable; and second, as the Borrower so designates.

                  SECTION 2.11.     SPECIAL PROVISIONS GOVERNING TERM LOANS.

                  (a) Determination of Interest Rate. The LIBOR Rate for each Interest Period for Term Loans shall be determined by the Lender pursuant to the procedures set forth in the definition of "LIBOR Rate." The Lender's determination shall be presumed to be correct, absent manifest error, and shall be binding on the Borrower.

                  (b) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.5 and Section 2.6, the Borrower shall compensate the Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Lender's Term Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Term Loans) which the Lender may sustain (i) if for any reason (other than a default by the Lender) a proposed Borrowing does not occur on a date specified therefor in a notice of borrowing given by the Borrower or in a request by it transmitted by it by facsimile for borrowing does not commence after notice therefor is given, (ii) if for any reason any Term Loan is prepaid (including mandatorily pursuant to Section 2.6) on a date which is not the last day of the applicable Interest Period, or (iii) as a consequence of any failure by the Borrower to repay Term Loans when required by the terms hereof. The Lender shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to the Lender, absent manifest error.

                  SECTION 2.12.     TAXES.

                  (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes (other than those taxes on or measured by the income of the Lender), levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Lender evidence of such payment.

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

                  (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of the Obligations.

                                   ARTICLE III

                            CONDITIONS TO TERM LOANS

                  SECTION 3.1. CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of the Lender to make the Term Loans requested to be made by it on the Closing Date is subject to the satisfaction of all of the following conditions precedent:

                  (a) Certain Documents. The Lender shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Lender, in form and substance satisfactory to the Lender and its counsel:

                            (i) this Agreement, duly executed and delivered by
the Borrower and a Note of the Borrower conforming to the requirements set forth herein;

                            (ii) the Warrant, duly executed and delivered by the
Borrower;

                            (iii) favorable opinion of O'Melveny & Myers LLP,
counsel to the Borrower, which shall be to the effect set forth in Exhibit B addressed to the Lender and addressing such other matters as the Lender may reasonably request, including without limitation, the enforceability of the Loan Documents;

                            (iv) evidence of the waiver of compliance with the
requirements set forth in Section 3.01 of the Settlement Agreement;

                            (v) the Second Amendment to Rights Agreement
executed by the parties thereto and delivered by the Borrower to the Lender;

                            (vi) a copy of the articles or certificate of
incorporation (or equivalent organizational documents) of the Borrower, certified as of a recent date by the Secretary of State of the state of incorporation of the Borrower, together with certificates of such official attesting to the good standing of the Borrower;

                            (vii) a certificate of the Secretary or an Assistant
Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the by-laws (or equivalent Constituent Document) of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower's Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of the Borrower from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to the immediately preceding clause;

                            (viii) a letter from the Borrower to the Lender
reaffirming as of the Closing Date those matters set forth in the letter of the Borrower to its accountants dated as of March 2, 2000;

                            (ix) a certificate of a Responsible Officer to the
effect that the conditions set forth in Sections 3.1(b), (c), (d) and 3.2(b) have been satisfied;

                            (x) a payment direction letter in the form of
Exhibit D executed by the Lender and duly acknowledged by the Borrower; and

                            (xi) such other certificates, documents, agreements
and information respecting the Borrower as the Lender may reasonably request.

                  (b) Issuance of Warrants. The Borrower shall have issued to the Lender Warrants in accordance with the terms of the Warrant.

                  (c) Fees and Expenses Paid. There shall have been paid to the Lender all fees due and payable on or before the Closing Date (including all such fees described in Sections 2.9 and 9.3), and all expenses due and payable on or before the Closing Date (including all such expenses described in Section 9.3).

                  (d) Consents, Etc. All consents and authorizations required pursuant to any material Contractual Obligation with any other Person and all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Borrower to execute, deliver and perform, in all material respects, its obligations hereunder, the Loan Documents and each other agreement or instrument to be executed and delivered by it, pursuant thereto or in connection therewith.

                  SECTION 3.2. CONDITIONS PRECEDENT TO EACH TERM LOAN. The obligation of the Lender on any date (including the Closing Date) to make any Term Loan is subject to the satisfaction of all of the following conditions precedent:

                  (a) Request for Borrowing. With respect to any Term Loan, the Lender shall have received a duly executed notice of borrowing.

                  (b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Term Loan, both before and after giving effect thereto and to the application of the proceeds from any such Term
Loan:

                            (i) The representations and warranties set forth in
Article IV and in the other Loan Documents shall be true and correct in all material respects on and as of any such date with the same effect as though made on and as of such date.

                            (ii) No Default or Event of Default has occurred and
is continuing.

                  (c) No Legal Impediments. The making of the Term Loans on such date does not violate any Requirement of Law with respect to the Borrower, its Subsidiaries or the Lender on the date of or immediately following such Term Loan and is not enjoined, temporarily, preliminarily or permanently.

                  (d) No Material Adverse Change. Since December 31, 1999, there has been no Material Adverse Change and there have been no events or developments that in the aggregate has had a Material Adverse Effect.

                  (e) Additional Matters. The Lender shall have received such additional documents, information and materials as the Lender may reasonably request.

Each submission by the Borrower to the Lender of a notice of borrowing and the acceptance by the Borrower of the proceeds of each Term Loan requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in Section 3.2(b) on the date of the making of such Term Loan.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that, on and as of the Closing Date, after giving effect to the making of the Term Loans on the Closing Date and on and as of each date as required by Section 3.2(b)(i):

                  SECTION 4.1. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) is duly qualified as a foreign corporation or organization and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect; (c) has all requisite power and authority and the legal right to own, and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Constituent Documents; (e) except as disclosed in Schedule 4.11, is in compliance with all applicable Contractual Obligations and Requirements of Law except where the failure to be in compliance would not in the aggregate have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not in the aggregate have a Material Adverse Effect.

                  SECTION 4.2. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

                  (a) The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated thereby:

                            (i) are within the Borrower's corporate powers;

                            (ii) have been duly authorized by all necessary
corporate action, including the consent of shareholders where required;

                            (iii) do not and will not (A) contravene the
Borrower's Constituent Documents, (B) violate any other applicable Requirement of Law applicable to the Borrower or any of its Subsidiaries (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to the Borrower or any of its Subsidiaries, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of the Borrower or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any of the property of the Borrower or any of its Subsidiaries; and

                            (iv) do not require the consent of, authorization
by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and which have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Lender pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect.

                  (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by the Borrower. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of the Borrower party thereto, enforceable against the Borrower in accordance with its terms.

                  SECTION 4.3. OWNERSHIP OF BORROWER; SUBSIDIARIES.

                  (a) All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non assessable. No Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right other than as set forth on Schedule 4.3, as such Schedule may be amended from time to time by the Borrower during the period from the Closing Date to the Commitment Termination Date.

                  (b) Set forth on Schedule 4.3 hereto is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower.

                  SECTION 4.4.      FINANCIAL STATEMENTS.

                  (a) The consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1999 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and the balance sheets of the Borrower and its Subsidiaries as at February 29, 2000, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the two months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at February 29, 2000, and said statements of income, retained earnings and cash flows for the two months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

                  (b) Neither the Borrower nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto or permitted by this Agreement.

                  SECTION 4.5. MATERIAL ADVERSE CHANGE. Since December 31, 1999, there has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect.

                  SECTION 4.6. SOLVENCY. After giving effect to the Term Loans to be made on the Closing Date and before and after each other date as Term Loans requested hereunder are made, the disbursement of the proceeds of such Term Loans pursuant to the instructions of the Borrower, the consummation of the other financing transactions contemplated hereby and the payment and accrual of all transaction costs in connection with the foregoing, the Borrower is Solvent.

                  SECTION 4.7. LITIGATION. There are no pending or, to the knowledge of the Borrower, threatened actions, investigations, litigation or proceedings affecting the Borrower, or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that in the aggregate could not have a Material Adverse Effect. The performance of any action by the Borrower required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently).

                  SECTION 4.8.      TAXES.

                  (a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

                  (b) None of the Borrower or any of its Tax Affiliates has (i) any obligation under any tax sharing agreement or arrangement other than that to which the Lender has a copy prior to the date hereof or (ii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower is the common parent.

                  SECTION 4.9. FULL DISCLOSURE. The information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or any Loan Document, or the consummation of the financing taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower which are material to an understanding of the financial condition, business, properties or prospects of the Borrower and the Borrower and the Subsidiaries taken as one enterprise have been disclosed to the Lender.

                  SECTION 4.10. MARGIN REGULATIONS. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

                  SECTION 4.11.     NO BURDENSOME RESTRICTIONS; NO DEFAULTS.

                  (a) Neither the Borrower nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien on the property or assets of any thereof or (ii) is subject to any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect.

                  (b) Except as disclosed in Schedule 4.11, neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Requirement of Law or Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to the Borrower or to any Subsidiary, other than, in either case, those defaults which in the aggregate could not have a Material Adverse Effect.

                  (c) No Default or Event of Default has occurred and is continuing.

                  (d) To the best knowledge of the Borrower, there is no Requirement of Law applicable to the Borrower the compliance with which by such Borrower could reasonably be expected to have a Material Adverse Effect.

                  (e) Except as disclosed in Schedule 4.11, the Borrower is not delinquent in the payment of any Indebtedness owed by the Borrower to the federal government of the United States.

                  SECTION 4.12. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended or (b) a "holding company," or an "affiliate" or a "holding company" or a "subsidiary company" of a "holding company," as each such term is defined and used in the Public Utility Holding Act of 1935, as amended.

                  SECTION 4.13. USE OF PROCEEDS. The proceeds of the Term Loans are being used by the Borrower solely as follows: (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, and for the payment of related transaction costs, fees and expenses and (b) for working capital and general corporate purposes.

                  SECTION 4.14. INSURANCE. All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage which it had applied or had any policy of insurance terminated in the past year (other than at its request).

                  SECTION 4.15.     LABOR MATTERS.

                  (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

                  (b) Except as disclosed in Schedule 4.15, there are no unfair labor practices, grievances or complaints pending, or, to the Borrower's knowledge, threatened against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those which, in the aggregate, if resolved adversely to the Borrower or such Subsidiary, could not reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth on Schedule 4.15, as of the Closing Date, there is no collective bargaining agreement covering any of the employees of the Borrower or the Subsidiaries.

                  (d) Schedule 4.15 sets forth as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.


                  SECTION 4.16.     ERISA.

                  (a) Schedule 4.16 separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA (except those already listed on Schedule 4.15) to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

                  (b) Each employee benefit plan of the Borrower or any of its Subsidiaries which is intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where all such failures have no Material Adverse Effect.

                  (c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for any non-compliance that in the aggregate with all other non-compliance would not have a Material Adverse Effect.

                  (d) There has been no, nor is there reasonably expected to occur, any ERISA Event which could reasonably be expected to have a Material Adverse Effect.

                  (e) Except to the extent set forth on Schedule 4.16, none of the Borrower, any Subsidiary or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

                  SECTION 4.17.     ENVIRONMENTAL MATTERS.

                  (a) The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that in the aggregate with all matters covered by this Section 4.17 have (i) no reasonable likelihood of causing total Environmental Liabilities and Costs to exceed $500,000 in cash in any twelve-month period and (ii) no Material Adverse Effect.

                  (b) The Borrower and its Subsidiaries have obtained and currently possess all environmental, health and safety Permits necessary for their operations, all such Permits are in full force and effect and the Borrower and each of its Subsidiaries is in compliance with the terms and conditions of such Permits except for failures that in the aggregate with all matters covered by this Section 4.17 have (i) no reasonable likelihood of causing total Environmental Liabilities and Costs to exceed $500,000 in cash in any twelve-month period and (ii) no Material Adverse Effect.

                  (c) None of the currently (or, to the knowledge of the Borrower, previously at the time it was owned) owned or leased property or operations of the Borrower or any of its Subsidiaries is subject to any threatened or outstanding claim, order, agreement, notice of violation or potential liability or is subject to any pending or, to its knowledge, threatened judicial or docketed administrative proceeding or governmental investigation (each an "Environmental Contingency") with respect to (i) Environmental Law, (ii) a Remedial Action or (iii) Environmental Liabilities and Costs arising from a Release or threatened Release, other than those that in the aggregate with all matters covered by this Section 4.17 have (A) no reasonable likelihood of causing total Environmental Liabilities and Costs to exceed $500,000 in cash in any twelve-month period and (B) no Material Adverse Effect.
Schedule 4.17 lists all Environmental Contingencies as of the date hereof that, if adversely determined, would in the aggregate with all matters covered by this
Section 4.17 cause (x) total Environmental Liabilities and Costs to exceed $500,000 in cash in any twelve-month period or (y) a Material Adverse Effect.

                  (d) Except as disclosed on Schedule 4.17 none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the regulations thereunder or any state analog.

                  (e) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of real property owned or operated by the Borrower or any of its Subsidiaries which are not specifically included in the financial information furnished to the Lender other than those that in the aggregate have (i) no reasonable likelihood of causing the Borrower and its Subsidiaries to incur Environmental Liabilities and Costs in excess of $500,000 in cash in any twelve-month period and (ii) no Material Adverse Affect.

                  SECTION 4.18. INTELLECTUAL PROPERTY. The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of the Subsidiaries. To the Borrower's knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

                  SECTION 4.19.     PROPERTIES.

                  (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all real property and good title to all personal property purported to be owned by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 7.2. The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower's and its Subsidiaries' right, title and interest in and to all such property.

                  (b) All Permits required to have been issued or appropriate to enable all real property owned or leased by the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate would not have a Material Adverse Effect.

                  (c) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any of its Subsidiaries or any part thereof, except those which, in the aggregate, would not have a Material Adverse Effect.

                  SECTION 4.20. RANKING. The Obligations do and will rank pari passu in priority of payment with the Borrower's obligations under the Indenture. No Indebtedness of the Borrower issued directly or indirectly by the Borrower or any of its Subsidiaries will at any time rank senior in priority to the Term Loans or the Obligations.

                                    ARTICLE V

                               REPORTING COVENANTS

As long as any of the Obligations or the Commitment remains outstanding, the Borrower agrees with the Lender that:

                  SECTION 5.1. FINANCIAL STATEMENTS. The Borrower shall furnish to the Lender the following:

                  (a) Monthly Reports. Within 30 days after the end of each month commencing with the month ending April 30, 2000 (i) a consolidated income statement and balance sheet of the Borrower and its Subsidiaries, and (ii) income statements for each of the Borrower's properties, in each case for such month and for the portion of the year ending on the last day of such month and in the case of each income statement with a comparison of each item to the budget delivered pursuant to Section 5.1(e).

                  (b) Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Borrower, (i) quarterly consolidated financial statements, including balance sheet, income statement and cash flow statement, for the Borrower and its Subsidiaries, (ii) quarterly balance sheets, income statements and cash flow statements for each of the Borrower's Subsidiaries and (iii) quarterly balance sheets for each of the Borrower's properties.

                  (c) Annual Reports. Within 90 days after the end of each Fiscal Year, the Borrower's 10-K filed with the Securities and Exchange Commission, or if the Borrower is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the annual audited consolidated financial statements of the Borrower and its Subsidiaries, certified with respect to such consolidated statements by independent certified public accountants acceptable to the Lender.

                  (d) Occupancy Reports. Within 5 Business Days after each Sunday (or if the Borrower changes the end of its week to another day of the week, such day of the week), occupancy reports for each of the Borrower's properties for the preceding week, detailing the number of residents and units occupied.

                  (e) Budgets. No later than November 30 of the year immediately preceding the year that is the subject of the budget, annual budgets, including separate capital expenditure budgets, for the Borrower and each of its properties

                  (f) Other. Within 30 days after the end of each month, monthly updates of the capital expenditure budgets delivered to the Lender for each property of the Borrower with a comparison to the respective original budget previously delivered to the Lender.

                  (g) Management Letters etc. Within five Business Days after receipt thereof by the Borrower, copies of each management letter, exception report or similar letter or report received by the Borrower from its independent certified public accountants.

                  (h) Compliance Certificate. Together with each delivery of any financial statement pursuant to clauses (a) and (b) of this Section 5.1, a certificate of a Responsible Officer of the Borrower (each, a "Compliance Certificate") stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred or is continuing, stating the nature thereof and the action which the Borrower proposes to take with respect thereto.

                  (i) Additional Information. Promptly, from time to time, such other information regarding the operations, including information regarding specific product categories and lines of business of the Borrower and it Subsidiaries, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Lender may reasonably request.

                  SECTION 5.2. DEFAULT NOTICES. As soon as practicable, and in any event within five Business Days after a Responsible Officer of the Borrower has knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect or which has any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Lender notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

                  SECTION 5.3. LITIGATION. Promptly after the commencement thereof, the Borrower shall give the Lender written notice of the commencement of any action, suit and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, which in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability ("Potential Liability") in an amount of $500,000 or more (or any similar or related action, suits or proceedings that involve Potential Liability aggregating $500,000 or more in cash in any twelve month period) and which, if adversely determined, would have a Material Adverse Effect; provided, however, that claims for which an insurer of the Borrower or such Subsidiary, as the case may be, has acknowledged coverage shall not be included in such aggregate amounts to the extent of such coverage.

                  SECTION 5.4. SEC FILINGS; PRESS RELEASES. Promptly after the sending or filing thereof, the Borrower shall send the Lender copies of (a) all reports which the Borrower sends to its security holders generally, (b) all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of the Borrower made available by the Borrower to the public.

                  SECTION 5.5. LABOR RELATIONS. Promptly after becoming aware of the same, the Borrower shall give the Lender written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person's facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any facility of any of such Person.

                  SECTION 5.6. TAX RETURNS. Upon the request of the Lender, the Borrower will provide copies of all federal, state, local tax returns and reports filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes).

                  SECTION 5.7. ERISA MATTERS. The Borrower shall notify the
Lender:

                  (a) promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred;

                  (b) promptly and in any event within 10 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

                  (c) simultaneously with the date that the Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

                  SECTION 5.8. ENVIRONMENTAL MATTERS. The Borrower shall provide the Lender promptly and in any event within 10 days of the Borrower or any Subsidiary learning of any of the following, written notice of any of the following:

                  (a) that the Borrower or any Subsidiary is or may be liable to any Person as a result of a Release or threatened Release which could reasonably be expected to subject the Borrower and any Subsidiary in the aggregate for all matters covered by this Section 5.8 to total Environmental Liabilities and Costs of $500,000 or more in cash in any twelve-month period;

                  (b) the receipt by the Borrower or any Subsidiary of notification that any real or personal property of such Person is subject to any Environmental Lien;

                  (c) the receipt by the Borrower or any Subsidiary of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of the Borrower or such Subsidiary that there exists a condition which could reasonably be expected to result in a violation of or liability under any Environmental Law, except for violations and liabilities the consequence of which in the aggregate would have no reasonable likelihood of subjecting the Borrower and the Subsidiaries in the aggregate for all matters covered by this Section 5.8 to total Environmental Liabilities and Costs of $500,000 or more in cash in any twelve-month period;

                  (d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, which in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Borrower and its Subsidiaries collectively in the aggregate for all matters covered by this Section 5.8 to total Environmental Liabilities and Costs of $500,000 or more in cash in any twelve-month period;

                  (e) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property, or any other action by the Borrower or any Subsidiary other than those the consequences of which in the aggregate have reasonable likelihood of subjecting the Borrower and its Subsidiaries in the aggregate for all matters covered by this Section 5.8 to total Environmental Liabilities and Costs of $500,000 or less in cash in any twelve-month period;

                  (f) any proposed action by the Borrower or any Subsidiary in response to any proposed change in Environmental Laws, either of which, in the aggregate, have a reasonable likelihood of requiring the Borrower or any Subsidiary to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that in the aggregate would cost $500,000 or more in cash in any twelve-month period or subject the Borrower and the Subsidiaries in the aggregate for all matters covered by this Section 5.8 to additional total Environmental Liabilities and Costs of $500,000 or more in cash in any twelve-month period; and

                  (g) upon written request by the Lender, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

                  SECTION 5.9. OTHER INFORMATION. The Borrower will provide the Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

As long as any of the Obligations or the Commitment remains outstanding, the Borrower agrees with the Lender that:

                  SECTION 6.1. PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its corporate existence, rights (charter and statutory) and franchises, unless the Borrower in good faith determines only with respect to any Subsidiary, that such preservation of such Subsidiary is no longer desirable in the conduct of its business.

                  SECTION 6.2. COMPLIANCE WITH LAWS, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not in the aggregate have a Material Adverse Effect.

                  SECTION 6.3. CONDUCT OF BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

                  SECTION 6.4. PAYMENT OF TAXES, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges, levies and judgments, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

                  SECTION 6.5. MAINTENANCE OF INSURANCE. The Borrower shall (i) maintain, and cause to be maintained for each of its Subsidiaries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates (provided that the Borrower shall be entitled to implement a self-insurance program consistent with industry standards for similarly situated companies), and such other insurance as may be reasonably requested by the Lender.

                  SECTION 6.6. ACCESS. The Borrower shall from time to time, permit the Lender, or any agents or representatives thereof, within five Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with the Borrower's independent certified public accountants, except where any such communication as contemplated by this Section 6.6 would cause the Borrower to waive any accountant-client privilege under Section 7527 of the Code. The Borrower shall authorize its independent certified public accountants to disclose to the Lender any and all financial statements and other information of any kind, as the Lender reasonably requests from the Borrower and which such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries, except where any such disclosure as contemplated by this Section 6.6 would cause the Borrower to waive any accountant-client privilege under Section 7527 of the Code.

                  SECTION 6.7. KEEPING OF BOOKS. The Borrower shall, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

                  SECTION 6.8. MAINTENANCE OF PROPERTIES, ETC. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve, (a) all of its properties which are necessary in the conduct of its business in good working order and condition, (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or useful or necessary in the conduct of its business, and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business; except where the failure to so maintain and preserve in the aggregate would have no Material Adverse Effect.

                  SECTION 6.9. APPLICATION OF PROCEEDS. The Borrower shall use the entire amount of the proceeds of the Term Loans as provided in Section 4.13.

                  SECTION 6.10. ENVIRONMENTAL. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of causing the Borrower and its Subsidiaries to incur Environmental Liabilities and Costs in excess of $500,000 in cash in any twelve-month period,
(i) conduct or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (ii) take such Remedial Action, investigational or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

As long as any of the Obligations or the Commitment remains outstanding, the Borrower agrees with the Lender that:

                  SECTION 7.1. INDEBTEDNESS. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or issue, directly or indirectly, guarantee or in any manner become, directly or indirectly, liable for or with respect to the payment of any Indebtedness except for (each of which shall be given independent effect):

                  (a)      Indebtedness under this Agreement;

                  (b) Indebtedness of the Borrower in respect of the Indenture;

                  (c)      Non-Recourse Indebtedness;

                  (d) Unsecured Indebtedness existing on the date hereof as set forth on Schedule 7.1 (the "Existing Indebtedness");

                  (e) Indebtedness secured directly or indirectly by the assets or properties of the Borrower or any of its Subsidiaries;

                  (f) Indebtedness of a Subsidiary to the Borrower or a wholly-owned Subsidiary of the Borrower so long as such Indebtedness is held by the Borrower or a wholly-owned Subsidiary of the Borrower and is subject to no Lien (other than any Lien permitted by Section 7.2) held by any Person other than the Borrower or a wholly-owned Subsidiary of the Borrower; provided that if as of any date any Person other than the Borrower or a wholly-owned Subsidiary of the Borrower owns or holds any such Indebtedness or holds a Lien (other than any Lien permitted by Section 7.2) in respect of such Indebtedness such date shall be deemed an incurrence of Indebtedness not permitted under this Agreement unless such Indebtedness is otherwise permitted under Section 7.1(c) or (h);

                  (g) Indebtedness of the Borrower to a wholly-owned Subsidiary of the Borrower for so long as such Indebtedness is held by a wholly-owned Subsidiary of the Borrower, provided that (a) such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to Borrower's obligations under this Agreement and the Note and (b) if as of any date any Person other than a wholly-owned Subsidiary of the Borrower owns or holds any such Indebtedness or any Person holds a Lien (other than Liens permitted under Section 7.2) in respect of such Indebtedness, such debt shall be deemed an incurrence of Indebtedness not permitted under this Agreement unless such Indebtedness is otherwise permitted under Section 7.1(c) or (h);

                  (h) Indebtedness in respect of performance, completion, surety or appeal bonds provided in the ordinary course of business of the Borrower or any Subsidiary;

                  (i) Refinancing of Indebtedness permitted by clause (d) or (e) of this Section 7.1; provided, however, that any such refinancing of Existing Indebtedness is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or such Subsidiary than, the Existing Indebtedness being refinanced; and

                  (j)      All Capital Lease Obligations.

                  SECTION 7.2. LIMITATION ON LIENS. Neither the Borrower or any Subsidiary shall create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired by it, except for:

                  (a) Liens existing on the Closing Date and disclosed on
Schedule 7.2;

                  (b) Liens securing Indebtedness to the extent such Indebtedness is permitted under Section 7.1 other than (i) Existing Indebtedness or (ii) Indebtedness permitted under Section 7.1(f) or (g);

                  (c) Liens to secure the payment of all or a part of the purchase price of assets or property acquired after the Closing Date, provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the fair market value (or, if less, the cost) of the assets or property so acquired; (ii) the incurrence of Indebtedness secured by such Liens shall be permitted by this Agreement; and (iii) such Liens do not encumber any other assets or property of the Borrower (other than additions thereof) or any Subsidiary and shall attach to such assets or property within 60 days of the acquisition of such assets or property;

                  (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under this Agreement and is permitted to be refinanced under this Agreement, provided that such Liens do not extend to or cover any property or assets of the Borrower or any of its Subsidiaries not securing the Indebtedness so refinanced;

                  (e) Liens securing Indebtedness of a Subsidiary to the Borrower or a wholly-owned Subsidiary of the Borrower provided such Lien is held by the Borrower or a wholly-owned Subsidiary of the Borrower; and

                  (f)      Permitted Encumbrances.

                  SECTION 7.3.      LIMITATION ON RESTRICTED PAYMENTS.

                  (a) Subject to Section 7.3(b), the Borrower shall not make, and shall not permit any Subsidiary to directly or indirectly, make, any Restricted Payment.

                  (b)      The provisions of Section 7.3(a) shall not prohibit:

                            (i) the retirement of any shares of Stock of the
Borrower or subordinated Indebtedness by conversion into, or by an exchange for, shares of Stock of the Borrower that are not Disqualified Capital Stock or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Stock (other than Disqualified Capital Stock) of the Borrower; and

                            (ii) the redemption or retirement of subordinated
Indebtedness of the Borrower in exchange for, by conversion into, or out of the Net Cash Proceeds of, a substantially concurrent sale of subordinated Indebtedness of the Borrower (other than to a Subsidiary) that is contractually subordinated in right of payment to the Term Loans and that is permitted to be incurred under Section 7.1.

                  SECTION 7.4. LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not permit, cause or suffer any Subsidiary to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms' length basis from a Person not an Affiliate of the Borrower of such Subsidiary. Notwithstanding the foregoing, the restrictions set forth in this Section 7.4 shall not apply (a) to any customary directors' fees and consulting fees, collective bargaining agreements and compensation paid to the Borrower's employees, (b) to the transactions contemplated by the Warrant Documents or (c) to any transaction between the Borrower and any Subsidiary or between Subsidiaries, in the ordinary course of business.

                  SECTION 7.5. LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Stock or any other interest or participation in, or measured by, its profits owed by, or pay any Indebtedness owed to, the Borrower or a Subsidiary, (b) make any loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties or assets to the Borrower or to any Subsidiary, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of (i) this Agreement, (ii) any restrictions existing under or contemplated by agreements in effect on the Closing Date, (iii) any restrictions, with respect to a Subsidiary that is not a Subsidiary of the Borrower on the Closing Date, in existence at the time such Person becomes a Subsidiary of the Borrower (but not created in contemplation of such Person becoming a Subsidiary), or (iv) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i), (ii) or (iii) above, provided, however, that the terms and conditions of any such restrictions under this clause (iv) are not materially less favorable to the Lender than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced.

                  SECTION 7.6. LIMITATION ON ISSUANCE OF PREFERRED STOCK BY SUBSIDIARIES. The Borrower shall not cause or permit any Subsidiary, directly or indirectly, to issue shares of such Subsidiary's Preferred Stock or warrants, rights or options to acquire shares of such Subsidiary's Preferred Stock, except to the Borrower or a Subsidiary.

                  SECTION 7.7. WAIVER OF STAY, EXTENSION OR USURY LAWS. The Borrower covenants (to the extent permitted by law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on the Term Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this

Agreement, and (to the extent permitted by law) the Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

                  SECTION 7.8. LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. The Borrower shall not, and shall not permit any Subsidiary to, make any Investments in any Person, except: (i) Investments by the Borrower in any Subsidiary and Investments in the Borrower or any Subsidiary by a Subsidiary;
(ii) Investments by the Borrower or any Subsidiary in any joint venture or partnership, the sole purpose of which is to own or hold real property located in the United States; (iii) Cash Equivalents; and (iv) in accordance with obligations and agreements in existence on the Closing Date and set forth on
Schedule 7.8.

                  SECTION 7.9. CERTAIN CHANGES. The Borrower will not, and will not permit any Subsidiary to, (i) materially change its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lender, (ii) enter into or engage in any business except as conducted on the Closing Date, (iii) enter into any disposition of any substantial amount of unearned revenues or any substantial forward sale or (iv) merge or consolidate with any Persons other than a Subsidiary, except that (A) any Subsidiary may merge or consolidate with or into any other Subsidiary and (B) any wholly owned Subsidiary may merge or consolidate with the Borrower, provided however that the Borrower is the surviving corporation of such merger or consolidation.

                  SECTION 7.10. COMPLIANCE WITH ERISA. The Borrower will not, and will not permit any of its Subsidiaries to, or cause or permit any ERISA Affiliate to, cause or permit to occur (a) an event which could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) an ERISA Event that would have a Material Adverse Effect.

                  SECTION 7.11. ENVIRONMENTAL. The Borrower will not, and will not permit any of its Subsidiaries to, dispose of any Contaminant in violation of any Environmental Law; provided, however, that the Borrower shall not be deemed in violation of this Section 7.11 if, as the consequence of all such Releases, the Borrower and the Subsidiaries would not incur Environmental Liabilities and Costs in excess of $500,000 in cash in any twelve-month period.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  SECTION 8.1. EVENTS OF DEFAULT. Each of the following events shall be an Event of Default:

                  (a) the Borrower shall fail to pay any principal of any Term Loan when the same becomes due and payable; or

                  (b) the Borrower shall fail to pay any interest on any Term Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause

(a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

                  (c) any representation or warranty contained herein or in any Loan Document shall have been inaccurate or untrue in any material respect when made; or

                  (d) the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.2, 6.1, 6.6, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9 of this Agreement or any material term, covenant or agreement in the Warrant; or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender; or

                  (e) (i) the Borrower or any of its Subsidiaries shall fail to make any payment or payments on any Indebtedness (other than the Obligations) of the Borrower or any such Subsidiary (or any Guaranty Obligation in respect of Indebtedness of any other Person) having an aggregate principal amount for all such Indebtedness of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                  (f) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower or any of its Subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) one or more judgments or orders (or other similar process) involving, in any single case or in the aggregate, an amount in excess of $500,000 in the case of a money judgment, to the extent not covered by insurance shall be rendered against one or more of the Borrower or any of its Subsidiaries unless enforcement of such judgment shall have been stayed by reason of a pending appeal or otherwise; or

                  (h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $500,000 in the aggregate; or

                  (i) one or more of the Borrower and the Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower and the Subsidiaries are likely to incur Environmental Liabilities and Costs in excess of $500,000 in the aggregate in cash in any twelve-month period that were not reflected in the Financial Statements delivered pursuant to Section 4.4; or

                  (j) an event that results in a Material Adverse Change shall occur.

                  SECTION 8.2. REMEDIES. (a) Upon the occurrence of any Event of Default, all or any one or more of the rights, powers and other remedies available to the Lender against the Borrower under this Agreement or any other Loan Document, or at law or in equity may be exercised by the Lender at any time, including without limitation, the Lender may (i) by notice to the Borrower declare that all or any portion of the Commitment be terminated, whereupon the obligation of the Lender to make any Term Loan shall immediately terminate, and/or (ii) by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in Section 8.1(f), (A) the Commitment of the Lender to make Term Loans shall automatically be terminated and (B) the Term Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                  (a) The rights, powers and remedies of the Lender under this Agreement shall be cumulative and not exclusive of any other right, power or a remedy which the Lender may have against the Borrower or any other Person pursuant to this Agreement or the other Loan Documents or existing at law or in equity or otherwise. The Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as the Lender may determine in the Lender's discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

                  SECTION 8.3. RESCISSION. If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Term Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Term Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.1, then upon the written consent of the Lender and written notice to the Borrower, the termination of the Commitment and/or the acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lender to a decision which may be made at the election of the Lender; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lender to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.1. AMENDMENTS, WAIVERS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 9.2. ASSIGNMENTS AND PARTICIPATIONS. The Lender may sell, transfer, negotiate or assign all or any portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans). In addition to the foregoing, the Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Term Loans) to any Person.

                  SECTION 9.3. COSTS AND EXPENSES.

                  The Borrower agrees upon demand to pay, or reimburse the Lender for, all of the Lender's reasonable internal and external audit, legal, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Lender's counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Lender in connection with (i) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Loan Documents, and any proposal letter or commitment letter issued in connection therewith and the making of the Term Loans hereunder; (ii) the ongoing administration of this Agreement and the Term Loans and with respect to the Lender's rights and responsibilities hereunder and under the other Loan Documents; (iii) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (iv) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, this Agreement or any of the other Loan Documents; (v) the response to, and preparation for, any subpoena or request for document production with which the Lender is served or deposition or other proceeding in which the Lender is called to testify, in each case, relating in any way to the Obligations, this Agreement or any of the other Loan Documents; (vi) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same; (vii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; and (viii) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described above.

                  SECTION 9.4. INDEMNITIES.

                  (a) The Borrower shall indemnify and hold harmless the Lender and its affiliates and each of the respective officers, directors, employees, agents, advisors, attorneys and representatives of each (each, an "Indemnified Party") from and against any and all claims, damages, losses liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the Term Loans, the Loan Documents (excluding the Warrants) or the transactions contemplated thereby, or any use made or proposed to be made with the proceeds of the Term Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  (b) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 9.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

                  SECTION 9.5. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default each of the Lender, Prometheus Assisted Living L.L.C., LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P., LFSRI II-CADIM Alternative Partnership L.P. and Lazard Freres Real Estate Investors L.L.C. is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this
Section 9.5 are in addition to the other rights and remedies (including other rights of set-off) which such Lender may have.

                  SECTION 9.6. NOTICES, ETC. All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record, and addressed to the party to be notified as follows:

                  (a)    if to the Borrower:

                         ARV Assisted Living, Inc.
                         245 Fischer Avenue, Suite D-1
                         Costa Mesa, California  92626
                         Attention: Senior Vice President and Secretary Telecopy no: (714) 708-3537

                         with a copy to:

                         O'Melveny & Myers LLP
                         610 Newport Center Drive, 17th Floor
                         Newport Beach, CA 92660
                         Attention:  Gary Singer, Esq.
                         Telecopy no:  (949) 823-6994

                  (b)    if to the Lender:

                         LFSRI II Assisted Living LLC
                         c/o Lazard Freres Real Estate Investors L.L.C.
                         30 Rockefeller Plaza
                         New York, NY 10020
                         Attention: Chief Financial Officer and General Counsel Telecopy no: (212) 332-5641 and (212) 332-1793

                         with a copy to:

                         Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, New York 10153-0119
                         Attention:  Vanessa Spiro, Esq.
                         Telecopy no:  (212) 310-8007

OR AT SUCH OTHER ADDRESS AS SHALL BE NOTIFIED IN WRITING (i) IN THE CASE OF THE BORROWER, TO THE OTHER PARTIES AND (ii) IN THE CASE OF ALL OTHER PARTIES, TO THE BORROWER AND THE LENDER. ALL SUCH NOTICES AND COMMUNICATIONS SHALL BE EFFECTIVE UPON PERSONAL DELIVERY (IF DELIVERED BY HAND, INCLUDING ANY OVERNIGHT COURIER SERVICE), WHEN DEPOSITED IN THE MAILS (IF SENT BY MAIL), OR WHEN PROPERLY TRANSMITTED (IF SENT BY A TELECOMMUNICATIONS DEVICE).

                  SECTION 9.7. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

                  SECTION 9.8. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to the principles of conflict of laws thereof.

                  SECTION 9.9. SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

                  (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                  (b) The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any of the other

Loan Documents by mail (by registered or certified mail, postage prepaid) or delivery of a copy of such process to the Borrower at its address specified in
Section 9.6. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) Nothing contained in this Section 9.9 shall affect the right of the Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

                  SECTION 9.10. WAIVER OF JURY TRIAL. Each of the Lender and the Borrower irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

                  SECTION 9.11. MARSHALING; PAYMENTS SET ASIDE. The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender or the Lender exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  SECTION 9.12. SECTION TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  SECTION 9.13. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of copies of this Agreement signed by all parties shall be lodged with the Borrower and the Lender.

                  SECTION 9.14. ENTIRE AGREEMENT. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

                  SECTION 9.15. CONFIDENTIALITY. The Lender agrees to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with the Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Lender's employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to the Lender on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or
(d) to assignees or pledgees or potential pledgees who agree to be bound by the provisions of this Section 9.15.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   ARV Assisted Living, Inc.

                                   By:
                                      ------------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------


                                   LFSRI II Assisted Living LLC
                                   By LF Strategic Realty Investors II L.P.
                                   Its Managing Member
                                   By Lazard Freres Real Estate Investors L.L.C. Its General Partner


                                   By:
                                      ------------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------